                                                                      EXHIBIT 12



                             WASTE MANAGEMENT, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)


                                            Nine Months Ended September 30,
                                            -------------------------------
                                                 1999            1998
                                            --------------   --------------

Income before income taxes, extraordinary
    item undistributed earnings from
    affiliated companies and
    minority interests                        $ (125,327)     $ (886,170)
                                              ----------      ----------
Fixed charges deducted from income:
  Interest expense                               549,702         503,347
  Implicit interest in rents                      46,884          40,295
                                              ----------      ----------
                                                 596,586         543,642
                                              ----------      ----------
    Earnings available for fixed charges         471,259      $ (342,528)
                                              ==========      ==========

Interest expense                              $  549,702      $  503,347
Capitalized interest                              29,708          29,458
Implicit interest in rents                        46,884          40,295
                                              ----------      ----------
    Total fixed charges                       $  626,294      $  573,100
                                              ==========      ==========

    Ratio of earnings to fixed charges               N/A(1)          N/A(2)
                                              ==========      ==========

(1) The ratio of earnings to fixed charges for 1999 was less than a one-to-one ratio. Additional earnings available for fixed charges of $155,035,000 were needed to have a one-to-one ratio. The earnings available for fixed charges were negatively impacted by merger cost of $111,263,000 and unusual items of $700,034,000 related primarily to the merger between Waste Management, Inc. and Waste Management Holdings, Inc. in July 1998.


(2) The ratio of earnings to fixed charges for 1998 was less than a one-to-one ratio. Additional earnings available for fixed charges of $915,628,000 were needed to have a one-to-one ratio. The earnings available for fixed charges were negatively impacted by merger cost of $1,579,127,000 and unusual items of $666,952,000 related primarily to the merger between Waste Management, Inc. and Waste Management Holdings, Inc. in July 1998.